EXHIBIT 99.1

LHC Group Announces Fourth Quarter and Full-Year 2013 Results

LAFAYETTE, La., March 5, 2014 (GLOBE NEWSWIRE) -- LHC Group, Inc. (Nasdaq:LHCG), a national provider of post-acute care services, today announced its financial results for the three months and year ended December 31, 2013.

Financial Results for the Fourth Quarter

  Net service revenue for the fourth quarter of 2013 was $165.3 million, compared with $161.8 million for the same period in 2012.
  Net income attributable to LHC Group for the fourth quarter of 2013 was $5.0 million, compared with $7.4 million for the same period in 2012.
  Diluted earnings per share was $0.29 for the fourth quarter of 2013, compared with $0.43 for the same period in 2012.

Financial Results for the Year

  Net service revenue for the year ended Dec. 31, 2013, was $658.3 million, compared with $637.6 million for the same period in 2012.
  Net income attributable to LHC Group for the year ended Dec. 31, 2013, was $22.3 million, compared with $27.4 million for the same period in 2012.
  Diluted earnings per share was $1.30 for the year ended Dec. 31, 2013, compared with $1.53 for the same period in 2012.

In commenting on the results, Keith G. Myers, LHC Group's chairman and CEO, said, "We are pleased with our operating results and the overall performance of our company and our team in 2013 and in the first two months of 2014. Our intense focus on reducing overhead costs, combined with the investments we've made in point-of-care technology over the past several years, is allowing us to improve operational efficiencies without sacrificing quality.

"As we celebrate our first 20 years and look forward to the next chapter in our company's story, our proven healthcare delivery model, combined with our unique hospital joint venture strategy, positions us well to take advantage of the unprecedented growth opportunities ahead and to be at the forefront of change as our country moves toward a more integrated healthcare delivery system.

"With regard to external growth, we recently announced a definitive stock purchase agreement with BioScrip®, Inc. to purchase two of its operating subsidiaries – doing business as Deaconess HomeCare and Elk Valley Health Services – with annual revenues of approximately $72.6 million. We look forward to more opportunities to join forces with other high-quality providers who share our values and commitment to excellence. Most importantly, our team of dedicated caregivers in communities throughout the country continues to provide the highest quality care to the patients, families and communities we serve day in and day out."

FY 2014 Guidance

Fiscal year net service revenue is expected to be in the range of $700 million to $720 million, and fully diluted earnings per share are expected to be in the range of $1.15 to $1.35. This guidance includes:

(1) the negative impact from the Medicare Home Health Prospective Payment System for 2014, which is an approximate $5 million reduction in Medicare revenue and $0.17 reduction in fully diluted earnings per share for 2014;

(2) the impact of the recently announced acquisition of the home health, hospice and community-based services operations of Deaconess HomeCare and Elk Valley Health Services, which is anticipated to be accretive to fully diluted earnings per share by between $0.05 and $0.10 for 2014; and

(3) an estimated $0.05 reduction in fully diluted earnings per share in the first quarter of 2014 due to the impact of inclement weather conditions in January and February, which caused agency closures.

This guidance, however, does not take into account the impact of other future reimbursement changes, if any, future acquisitions or share repurchases, if made, de novo locations, if opened, or future legal expenses, if necessary.

Conference Call

LHC Group will host a conference call Thursday, March 6, 2014, at 11 a.m. Eastern time to discuss its fourth quarter and full-year 2013 results. The toll-free number to call for this interactive teleconference is (866) 393-1608 (international callers should call (973) 890-8327). A telephonic replay of the conference call will be available through midnight on Thursday, March 13, 2014, by dialing (855) 859-2056 (international callers should call (404) 537-3406) and entering confirmation number 33183871. A live broadcast of LHC Group's conference call will be available under the Investor Relations section of the company's website, www.LHCgroup.com. A one-year online replay will be available approximately an hour after the conclusion of the live broadcast.

About LHC Group, Inc.

LHC Group, Inc. is a national provider of post-acute care, providing quality, cost-effective health care to patients within the comfort and privacy of their home or place of residence. LHC Group provides a comprehensive array of post-acute healthcare services through home health, hospice and community-based service agencies in its home-based division and long-term acute care hospitals in its facility-based division.

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements about the Company's future financial performance and the strength of the Company's operations. Such forward-looking statements may be identified by words such as "continue," "expect," and similar expressions. Forward-looking statements involve a number of risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including changes in reimbursement, changes in government regulations, changes in LHC Group's relationships with referral sources, increased competition for LHC Group's services, increased competition for joint venture and acquisition candidates, changes in the interpretation of government regulations and other risks set forth in Item 1A. Risk Factors in LHC Group's Annual Report on Form 10-K for the year ended December 31, 2012, filed with the Securities and Exchange Commission. LHC Group undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

LHC GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share data)
(Unaudited)

	Dec. 31,	Dec. 31,
	2013	2012

ASSETS
Current assets:
Cash	$14,014	$9,720
Receivables:
Patient accounts receivable, less allowance for uncollectible accounts of $14,334 and $11,863, respectively	88,964	83,951
Other receivables	608	589
Amounts due from governmental entities	1,234	1,596
Total receivables, net	90,806	86,136
Deferred income taxes	9,251	7,671
Prepaid income taxes	4,069	7,436
Prepaid expenses	6,966	6,818
Other current assets	4,449	2,949
Total current assets	129,555	120,730
Property, building and equipment, net of accumulated depreciation of $40,935 and $34,331, respectively	31,052	29,531
Goodwill	194,893	169,150
Intangible assets, net of accumulated amortization of $4,518 and $3,054, respectively	62,184	62,042
Other assets	4,542	5,441
Total assets	$422,226	$386,894

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and other accrued liabilities	$17,217	$14,897
Salaries, wages and benefits payable	31,927	29,890
Self insurance reserve	5,862	5,444
Current portion of long-term debt	249	–
Amounts due to governmental entities	4,391	4,979
Total current liabilities	59,646	55,210
Deferred income taxes	29,060	25,129
Income tax payable	3,415	3,415
Revolving credit facility	22,000	19,500
Long-term debt, less current portion	963	–
Total liabilities	115,084	103,254
Noncontrolling interest- redeemable	11,258	11,426
Stockholders' equity:
Common stock – $0.01 par value: 40,000,000 shares authorized; 21,801,634 and 21,578,772 shares issued in 2013 and 2012, respectively	218	216
Treasury stock – 4,693,647 and 4,653,039 shares at cost, respectively	(34,715)	(33,846)
Additional paid-in capital	103,972	100,619
Retained earnings	223,534	201,192
Total LHC Group, Inc. stockholders' equity	293,009	268,181
Noncontrolling interest- non-redeemable	2,875	4,033
Total stockholders' equity	295,884	272,214
Total liabilities and stockholders' equity	$422,226	$386,894

LHC GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Net service revenue	$165,280	$161,827	$658,283	$637,569
Cost of service revenue	95,241	92,441	383,464	365,752
Gross margin	70,039	69,386	274,819	271,817
Provision for bad debts	4,096	3,480	13,929	11,875
General and administrative expenses	55,306	50,674	214,133	205,637
Operating income	10,637	15,232	46,757	54,305
Interest expense	(440)	(578)	(1,995)	(1,550)
Non-operating income	59	76	243	184
Income from continuing operations before income taxes and noncontrolling interest	10,256	14,730	45,005	52,939
Income tax expense	3,623	4,805	15,859	17,511
Income from continuing operations	6,633	9,925	29,146	35,428
Less net income attributable to noncontrolling interest	1,664	2,525	6,804	7,988
Net income attributable to LHC Group, Inc.'s common stockholders	$4,969	$7,400	$22,342	$27,440

Earnings per share – basic:
Net income attributable to LHC Group, Inc.'s common stockholders	$0.29	$0.43	$1.31	$1.54

Earnings per share – diluted:
Net income attributable to LHC Group, Inc.'s common stockholders	$0.29	$0.43	$1.30	$1.53

Weighted average shares outstanding:
Basic	17,096,360	17,056,611	17,049,794	17,853,321
Diluted	17,228,499	17,155,909	17,132,751	17,899,195

LHC GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(Unaudited)

	Year Ended
	December 31,
	2013	2012
Operating activities
Net income	$29,146	$35,428
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	8,325	7,806
Provision for bad debts	13,929	11,875
Stock based compensation expense	3,886	4,390
Deferred income taxes	2,351	2,204
Loss on sale of assets	20	105
Other intangibles impairment change	500	650
Changes in operating assets and liabilities, net of acquisitions:
Receivables	(18,961)	(4,497)
Prepaid expenses and other assets	(749)	1,780
Prepaid income taxes	3,299	18,855
Accounts payable and accrued expenses	4,395	(4,288)
Net amounts due to/from governmental entities	(226)	464
Net cash provided by operating activities	45,915	74,772

Investing activities
Cash paid for acquisitions, primarily goodwill and intangible assets	(26,920)	(6,758)
Proceeds from sale of assets	–	33
Purchases of property, building and equipment	(8,343)	(8,415)
Net cash used in investing activities	(35,263)	(15,140)

Financing activities
Proceeds from line of credit	73,000	188,561
Payments on line of credit	(70,500)	(203,881)
Proceeds from issuance of common stock under the employee stock purchase plan	786	783
Proceeds from debt issuance	1,212	–
Noncontrolling interest distributions	(8,126)	(8,444)
Excess tax benefits from vesting of restricted stock	18	–
Redemption of treasury shares to pay income tax	(869)	–
Purchase of additional controlling interest	(1,879)	(309)
Payments on repurchase of common stock	–	(26,958)
Sale of noncontrolling interest	–	80
Net cash used in financing activities	(6,358)	(50,168)
Change in cash	4,294	9,464
Cash at beginning of period	9,720	256
Cash at end of period	$14,014	$9,720

Supplemental disclosures of cash flow information
Interest paid	$1,961	$1,550
Income taxes paid	$21,606	$8,645

LHC GROUP, INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(Amounts in thousands)
(Unaudited)

	Three Months Ended			Year Ended
	December 31, 2013			December 31, 2013
	Home-	Facility-		Home-	Facility-
	Based	Based		Based	Based
	Services	Services	Total	Services	Services	Total
Net service revenue	$147,450	$17,830	$165,280	$582,891	$75,392	$658,283
Cost of service revenue	84,276	10,965	95,241	339,199	44,265	383,464
Provision for bad debts	4,047	49	4,096	12,843	1,086	13,929
General and administrative expenses	49,876	5,430	55,306	192,784	21,349	214,133
Operating income	9,251	1,386	10,637	38,065	8,692	46,757
Interest expense	(396)	(44)	(440)	(1,800)	(195)	(1,995)
Non-operating income	34	25	59	149	94	243
Income from continuing operations before income taxes and noncontrolling interest	8,889	1,367	10,256	36,414	8,591	45,005
Income tax expense	3,280	343	3,623	14,342	1,517	15,859
Income from continuing operations	5,609	1,024	6,633	22,072	7,074	29,146
Less net income attributable to noncontrolling interest	1,458	206	1,664	5,552	1,252	6,804
Net income attributable to LHC Group, Inc.'s common stockholders	$4,151	$818	$4,969	$16,520	$5,822	$22,342

Total assets	$385,915	$36,311	$422,226	$385,915	$36,311	$422,226

	Three Months Ended			Year Ended
	December 31, 2012			December 31, 2012
	Home-	Facility-		Home-	Facility-
	Based	Based		Based	Based
	Services	Services	Total	Services	Services	Total
Net service revenue	$143,894	$17,933	$161,827	$563,741	$73,828	$637,569
Cost of service revenue	81,842	10,599	92,441	322,189	43,563	365,752
Provision for bad debts	2,967	513	3,480	10,593	1,282	11,875
General and administrative expenses	45,573	5,101	50,674	183,725	21,912	205,637
Operating income	13,512	1,720	15,232	47,234	7,071	54,305
Interest expense	(482)	(96)	(578)	(1,356)	(194)	(1,550)
Non-operating income	56	20	76	133	51	184
Income from continuing operations before income taxes and noncontrolling interest	13,086	1,644	14,730	46,011	6,928	52,939
Income tax expense	3,979	826	4,805	15,619	1,892	17,511
Income from continuing operations	9,107	818	9,925	30,392	5,036	35,428
Less net income attributable to noncontrolling interest	2,138	387	2,525	6,964	1,024	7,988
Net income attributable to LHC Group, Inc.'s common stockholders	$6,969	$431	$7,400	$23,428	$4,012	$27,440

Total assets	$350,140	$36,754	$386,894	$350,140	$36,754	$386,894

LHC GROUP, INC. AND SUBSIDIARIES
SELECT CONSOLIDATED KEY STATISTICAL AND FINANCIAL DATA
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Key Data:
Home-Based Services:
Home Health
Locations	255	232	255	232
Acquired	0	1	23	3
De novo	0	0	1	0
Total new admissions	29,557	27,490	121,745	109,026
Medicare new admissions	20,424	18,679	83,565	73,990
Average daily census	32,981	32,897	34,056	32,750
Average Medicare daily census	25,245	24,653	25,860	24,618
Medicare completed and billed episodes	43,193	41,563	176,996	167,029
Average Medicare case mix for completed and billed Medicare episodes	1.30	1.27	1.27	1.25
Average reimbursement per completed and billed Medicare episodes	$2,415	$2,374	$2,340	$2,336
Total visits	896,385	902,275	3,579,291	3,580,231
Total Medicare visits	682,641	660,289	2,707,119	2,609,218
Average visits per completed and billed Medicare episodes	15.8	15.9	15.3	15.6
Organic growth: (1)
Net revenue	-5.6%	1.3%	-2.9%	-0.5%
Net Medicare revenue	-3.0%	-1.3%	-0.7%	-3.7%
Total new admissions	-0.8%	5.5%	3.6%	5.2%
Medicare new admissions	-0.3%	3.2%	3.7%	1.5%
Average daily census	-4.9%	2.2%	-1.1%	1.5%
Average Medicare daily census	-3.3%	0.3%	-0.5%	-1.5%
Medicare completed and billed episodes	-0.6%	-0.5%	4.8%	-1.6%

Hospice
Locations	34	32	34	32
Acquired	0	0	2	0
Admissions	1,180	1,126	4,916	4,424
Average daily census	1,208	1,037	1,143	1,000
Patient days	111,107	95,374	417,069	364,874
Average revenue per patient day	$137	$139	$135	$138

Facility-Based Services:
Long-term Acute Care
Locations	9	9	9	9
Patient days	15,116	15,552	61,838	62,900
Average revenue per patient day	$1,132	$1,173	$1,162	$1,151
(1) Organic growth is calculated as the sum of same store plus de novo for the period divided by total from the same period in the prior year.
CONTACT: Eric Elliott
         Investor Relations
         (337) 233-1307
         eric.elliott@lhcgroup.com